CHEQUEMATE INTERNATIONAL, INC.
57 West 200 South, Suite #350
Salt Lake City, Utah 84101

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Shareholders Meeting of Chequemate International, Inc., a Utah corporation (the "Company"), formerly known as Automated Compliance & Training, Inc. The meeting will be held on Friday, August 15, 1997 at 3:00 p.m. MST, at the corporate headquarters located at 57 West 200 South, Suite #350 Salt Lake City, Utah, and any adjournment thereof.

The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company. It is anticipated that the mailing of this Proxy Statement will commence on July 18, 1997. In all events, the proxy materials will be mailed at least 20 days prior to the Annual Meeting.

The Company will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers, and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expenses.

Shareholders who execute proxies may revoke them by giving written notice to the secretary of the Company at any time before such proxies are voted. Attendance at the meeting shall not have the effect of revoking a proxy unless the shareholders so attending (1) shall, in writing, notify the secretary of the meeting at any time prior to the voting of the proxy, or (2) shall vote in person at the meeting. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposals, the proxy will be voted FOR proposals 1, 2, 3 and 4.




CORPORATE MATTERS



The Board of Directors does not know of any corporate matter other than the following:
(a) to ratify the action of the Board of Directors in the purchase of the assets of Quality Products Distribution, Inc., (b) to ratify the action of the Board of Directors to license the technology and intellectual property of Applied Technology Group, LLC., (c) to elect the board of directors, and (d) to confirm the appointment of auditors for the current fiscal year, that are expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

All proxies received pursuant to his solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors of the Company intend to vote for the nominees for election as directors of the Company listed in this Proxy Statement, and for all other proposals discussed in this Proxy Statement.



OUTSTANDING VOTING SECURITIES



Only Shareholders of record at the close of business on June 30, 1997, the record date for the meeting will be entitled to notice of and to vote at the meeting. On the record date, the Company had 13,496,841 issued and outstanding shares of Common Stock, which are the only securities of the Company entitled to vote at the Shareholders' meeting, each share being entitled to one vote. A simple majority of the total shares outstanding is required to elect directors and ratify or approve the other items being voted on at this time.

Listed in the following table are the only beneficial owners as of June 30, 1997, of more than five percent (5%) of the Company's outstanding Common Stock. In addition, this table includes the outstanding voting securities beneficially owned by each of the executive officers listed in the Summary Compensation Table and the number of shares owned by directors and executive officers as a group. Any voting securities beneficially owned by directors and director nominees are disclosed under Election of Directors, below.


Title of Class         Name of             Currently   Acquirable      Percent
                       Beneficial Owner    Owned       Within 60 Days  of Class

Common                 Blaine Harris       2,560,371   35,000          19%
Common                 Robert  Warfield    1,000,000                    *
Common                 Hal Glick           528,962                      *
Common                 All Directors and   4,099,333   99,286          31%
                       Executive officers
                       as a group (6
                       Persons, including
                       Harris, Warfield,
                       Glick)


* This Director holds less than five percent (5%) of the total issued and outstanding shares of common stock of the Company.







RATIFICATION OF THE ASSET PURCHASE OF QUALITY PRODUCTS DISTRIBUTION INC.



At the meeting, a vote will be taken to ratify the action previously taken by the board of directors to purchase the assets of Quality Products Distribution, Inc (QPD). The board has authorized the purchase of the assets of QPD, and the purchase of QPD was finalized in the fourth quarter of fiscal year 1996. The vote of the shareholders simply ratifies previous action of the board of directors. A negative vote will not have the effect of voiding or reversing the transaction. Please see the description of the QPD business in the Products and Services section of this proxy statement.




RATIFICATION OF THE LICENSING AGREEMENT FOR THE TECHNOLOGY AND INTELLECTUAL PROPERTY OF APPLIED TECHNOLOGY GROUP, LLC.



At the meeting, a vote will be taken to ratify the action of the board of directors to license the assets of Applied Technology Group, LLC. (ATG). The board has authorized the License Agreement of the technology and intellectual property of ATG. The vote of the shareholders simply ratifies previous action taken by the board of directors. A negative vote will not have the effect of voiding or reversing the transaction. Please see, at page 10, the description of the business of the Company conducted pursuant to the license agreement.




ELECTION OF DIRECTORS



At the meeting, six (6) directors are to be elected each to hold office until the next annual meeting and until his respective successor has been elected and qualified. If any nominee listed in the table on the following page should become unavailable for any reason, which the management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the management prior to or at the meeting, or, if no substitute is selected by the management prior to or at the meeting, for a motion to reduce the membership of the Board to the number of nominees available. The information contained in this Proxy Statement concerning the nominees and their security holdings has been furnished by them to the Company.


The following table contains certain information concerning the nominees for the Board of Directors of the Company.

Name and Principle Occupation or  Age  First       Shares of       Percentage of
Employment                             Became a    Common Stock    Common Stock
                                       Director    Beneficially    Outstanding
                                                   Owned

Blaine Harris                      58  1994        2,595,371       19%
CEO and President of the Company.
Elected as an officer of the
Company in 1994

Harold P. Glick                    55  1995        528,962         3.9%
Partner in the real estate
company of Moore Warfield & Glick.

Robert E. Warfield                 56  1995        1,000,000       7.4%
Partner in the real estate company
of Moore Warfield & Glick.

Chuck Coonradt                     53  1996        11,000          *
Chairman and CEO of the Game of
Work, Inc. a management consulting
firm

Lavar M. Butler                    64  1995        35,000          *,1
Senior VP of the Company.
Elected as an officer of
the Company in 1995

Bert Alvey                         45  Proposed    321,429         *
President Chequemate Third             Director
Dimension, Inc.

*This Director owns less than three percent (3%) of the total issued and outstanding shares.

1 Mr. Butler's 35,000 shares are shares which he has the right to acquire within sixty days pursuant to options granted through May 31, 1997.


Business Experience

Blaine Harris. Chairman, Director, CEO and President. Mr. Harris is an alumnus of Idaho State University, where he majored in Business and Marketing. Mr. Harris has extensive experience in real estate with his primary focus being commercial and residential project development. From 1986 to 1991, he served as Chief Executive Officer and Chairman of the Board of Directors of Help-U-Sell, Inc. and was involved with Help-U-Sell as a partner of Conquest Management, a Utah partnership, which managed and owned a 49% interest in Help-U-Sell. During his administration, Help-U-Sell grew form 118 franchises to 650 plus franchises and was listed as the fastest growing real estate franchising organization in the country. In 1991, the Help-U-Sell parent company, Mutual Benefit Life, was taken over by the New Jersey State Insurance Regulators and its subsidiaries were liquidated, including Help-U-Sell, Inc. In 1991, Mr. Harris formulated and began development of Chequemate International, Inc. Mr. Harris is also a Director of Fountain Fresh Inc.

Lavar Butler. Director and Senior Vice President. Mr. Butler has a BS degree in Industrial Management. Mr. Butler spent 25 years as a General Manager, Vice President and President while managing manufacturing and marketing companies in Utah, Indiana, England and California prior to joining AC&T in the spring of 1992.

Harold P. Glick. Director. Mr. Glick received his BS degree in Accounting from the University of Mar yland in 1965 and became a Certified Public Accountant the following year. Mr. Glick successfully built and managed a family-owned retail business prior to joining Mr. Robert Warfield as a partner in the real estate Company of Moore, Warfield and Glick. Additionally, since 1988, Mr. Glick has been a regional owner of Help-U-Sell Real Estate in Virginia, Maryland, Washington D.C. and Delaware. Mr. Glick served as President of the Greater Ocean City, Maryland, Board of Realtors in 1988, is a member of the Advisory Board of Nations Bank and serves on the Maryland Governor's Economic Development Committee.

Robert E. Warfield. Director. Mr. Warfield has a BS Degree in Economics from Western Maryland College. He has an extensive background in real estate and regional sales management with the Weyerhaeuser Corporation. Mr. Warfield first became licensed in real estate in 1962, and in 1975 started Warfield Real Estate. He has been in the real estate and development business in Ocean City, Maryland since 1971. For the past 17 years Mr. Warfield has been President of Moore, Warfield, and Glick, Inc., with real estate sales over $100 million and rentals of $12 million. Additionally, since 1988, Mr. Warfield has been a regional owner of Help-U-Sell Real Estate in Virginia, Maryland, Washington D.C. and Delaware. Mr. Warfield currently serves on the Board of Directors of Atlantic General Hospital and Ocean City Golf and Yacht Club. He has also served as a director of Second National Service Corp., and Salisbury School.

Chuck Coonradt. Director. Mr. Coonradt is Chairman of the Board and CEO of The Game of Work, a Utah-based corporation engaged in providing management and personnel training for its corporate clients in the fields of goal-setting and profit improvement. Clients of the firm include Quaker Oats, Wendy's, The Chicago Tribune, First Interstate Bank, Dow Chemical and Pepsi-Cola.
Bert Alvey. Proposed Director, President of Chequemate Third Dimension, Inc. Mr. Alvey graduated from the University of Utah with a BS degree in Journalism and Mass Communications in Telecommunications (Radio and Television Broadcasting). Sixteen years of experience in the audio/video field through sales, marketing and management of A/V products to consumers. Professional video sales to Television Broadcasters, State Government Agencies, Boards of Education, School Districts, Universities, Hospitals and Healthcare Agencies, Production Houses, Military and Federal Government Facilities in the intermountain area.

Organizational skills and discipline gained through eight years of military service as a Naval Aviator. Ranked one out of twenty-five graduates Naval Flight Training, selected to "Commodores List" for superior performance in all facets of primary flight training, and "Student of the week" upon completion of primary flight training. Graduate of Naval Fighter Weapons School (Top Gun) designated air combat adversary instructor. Responsible for personnel placement and administratively coordinating over 110 men and women and 100 million dollars worth of aircraft and parts. Gained money management skills as a securities assistant manager for First Security Bank. Mr. Alvey was the former President of the ATG group through the research and development stage of the Realeyes product.




EXECUTIVE OFFICERS



Name            Age             Positions Held        Current Term of
                                                      Office or Directorship
                                                      and period of Service

Ken Redding     34              Executive Vice        Current Term August
                                President             1996- August 1997.
                                                      Service since November
                                                      1994


Greg L. Popp    28              Secretary /           Current Term June 1996-
                                Treasurer and         August 1997. Service
                                C.O.O. CMI            since June 1996

John Garrett    55              VP, Financial         Current Term June 1996-
                                Advisor to the        June 1997. Service
                                President             since May 1996

Kent Summers    36              President AC&T        Current Term August 1996-
                                Direct                August 1997. Service
                                                      since May 1995



Business Experience

Kenneth D. Redding. Executive Vice President. Mr. Redding is an alumnus of California Sate University, Sacramento where he majored in Business Administration and Marketing. From 1985 to 1992, Mr. Redding was involved in the ownership and operation of several Help-U-Sell real estate franchise offices throughout Northern California. Mr. Redding is the son-in-law of Blaine Harris
 .

Greg L. Popp. Secretary / Treasurer and Assistant Operations Officer. Mr. Popp graduated from the University of Utah with a BS degree in finance. From 1990 until 1995, he was employed by the law firm of Callister, Duncan & Nebeker. During this time he was involved in creating and maintaining a new compensation package for senior and associate level attorneys, quarterly and annual reports to the executive committee and board of directors, and assisting the firm administrator in general administrative tasks. In January 1995, Mr. Popp joined Automated Compliance & Training as the assistant controller. In August 1995, Mr. Popp became the VP of Operations of the Company and in March 1996 he was elected by the Board of Directors as the Secretary / Treasurer.

John Garrett. Vice President, Financial Advisor to the President. Mr. Garrett received his BS degree in finance from Brigham Young University in 1967. He also graduated from Pacific Coast Banking School, University of Washington in
 1983.  He has 15 years executive management experiences in banking and was a founder and executive officer of First Beverly Bank, Beverly Hills California.
    He has developed, owned and/or managed a variety of financial, manufacturing and industrial businesses over the past 20 years.

Kent Summers. President of AC&T Direct. Mr. Summers has a BS degree in Marketing Education and a Masters degree in Business Education from Utah State University. From 1987 until 1992, he was employed by Morton Thiokol and the Thiokol Corporation Space Operations in Brigham City, Utah. In this capacity, he was engaged in management education, safety and human resources functions. From 1992 until 1994 Mr. Summers was the manager of the quality management and safety department of Beehive Clothing Mills in Salt Lake City, Utah. This assignment involved responsibilities for OSHA Compliance. In 1994, he created a start-up computer based training company known as ASKESIS Corporation. This company developed computer based training as a multi-media database computer product for inventory control.





EXECUTIVE COMPENSATION



The table set forth on the following page contains information about the remuneration received and accrued during fiscal years 1996 and 1997 from the Company and its subsidiaries by the Chief Executive Officer and each of the most highly compensated executive officers of the Company.



Name and Principal      Fiscal Year   Salary ($) Bonus ($) All Other Annual
   Position                                                   Compensation
Blaine Harris,  CEO      1997         $100,000   $1,015    $2,443
                         1996         $100,000   $355      $24,174*

Lavar Butler,  President 1997         $60,000    $650      $2,166
                         1996         $59,583    $379      $2,400

Ken Redding, Executive   1997         $54,000    $585      $3,249
VP                       1996         $54,000    $379      $1,662

John Garrett, VP         1997         $48,370    $390      $1,642
                         1996         $0.00      $0.00     $0.00

Kent Summers, Pres.      1997         $50,000    $541      $4,413
AC&T Direct              1996         $45,833    $271      $3,689


The following chart shows the stock options that were granted to any executive officer of the Company during the last completed fiscal year.


Name and Principal             Total Options Granted    Total Options Vested
Position

Blaine Harris, CEO             70,000                   35,000
Lavar Butler,  President       70,000                   35,000
Ken Redding, Executive VP      70,000                   28,000
Greg L. Popp, Sec. / Tres.     70,000                   14,000
John Garrett, Vice President   70,000                    7,000
Kent Summers, President        40,000                    8,000
Other Executive Officers       60,000                   15,000
(2)

* This amount includes payment of $17,174 in deferred compensation from previous fiscal years.






APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS



A proposal will be presented at the meeting to approve the appointment of Jones, Jensen & Company as the Company's independent public accountants. The affirmative vote of the Shareholders of at least a majority of the outstanding shares of common stock present and entitled to vote at the meeting is required for the confirmation of appointment of auditors for the current fiscal year.




BUSINESS


History of the Company

The Company was incorporated under the laws of the State of Texas on April 21, 1989 under the name Ainsley Corporation. The Company issued its initial shares of common stock on April 25, 1989 (inception) and was organized primarily for the purpose of raising capital to take advantage of potential business opportunities. The name of the Company was later changed to Automated Compliance & Training, Inc. (AC&T), with Utah the state of incorporation. On September 3, 1996, AC&T merged with its wholly owned subsidiary Chequemate International, Inc. (the "Company" or "CMI") and assumed the name of the subsidiary.

On December 31, 1992, the Company obtained the title and interest in a computer software product that has application for OSHA compliance and training. The software is designed to train employees on procedures and tracking of compliance with OSHA regulations. The software has applications in the medical, dental, industrial and governmental fields and can be modified for use in other areas. The Company has also developed and is marketing a preventing sexual harassment training and management documentation software product known as "Conduct".

On November 15, 1994, The Company acquired all of the outstanding capital stock of CMI, a marketing company of family and small business finance products. In addition, the Company purchased Families in Focus, Inc., a Utah corporation. Chequemate International, Inc. was incorporated under the laws of the State of Utah in March 1992. CMI, and it's subsidiaries, provide financial record keeping and money management services to individuals and small business.




On June 15, 1992, CMI entered into an agreement with its majority owned (51%) subsidiary Data Control Inc. (DCI) whereby DCI is to perform computer processing required by CMI for its financial record keeping and money management services. The agreement stipulates that CMI is not to participate in any profits of DCI until July 1, 1997.

On September 3, 1996 AC&T merged with its wholly owned subsidiary CMI and officially changed its name to Chequemate International, Inc. CMI maintained it's subsidiaries of FIF and DCI as previously outlined.

The Company emphasizes innovation through advanced technology in the industries of finance, communications and entertainment. It is the objective of CMI to take workable ideas in technology and intellectual property and transform them into viable market opportunities in each of the three industries of focus.

CMI's main focus is on two rapidly growing markets, Small Business and Independent Contractors. The divisions of finance and communications provide products that enhance the ability of the small business and independent contractor to successfully compete in today's marketplace. CMI provides these financial and communicational products through the use of cutting edge technology.

The entertainment division will bring an even larger international flare to the Company. The entertainment division will also focus on the use of cutting edge technology to produce immediate short-term cash flow and a sustained long-term cash flow for the Company.

The following breakdown of the three divisions in terms of products and services, distribution methods and competition will highlight the new focus of the Company.


Principal Products and Services

Finance

	"Changing the financial course of America, one family at a time." This is the mission statement of the financial arm of the Company, and statistics seem to support the need for such a change. According to the U.S. Social Security Department, only two (2%) percent of Americans will retire financially secure. The rest will rely on some degree of support from family, charity, friends or the government. With debt overwhelming the majority of families in the United States, the Company has developed a powerful and effective financial program enabling individuals, families and small businesses to take and maintain control of their financial futures.

     The Company bases its financial programs on The Four T's - tracking, targeting, trimming and training. Through its FastrakTM System, the Company provides a method to quickly and easily track spending and income, generating monthly reports that pinpoint exactly where each penny was spent. Targets, or goals, are then set based on spending information, providing the means and motivation to trim unnecessary expenditures. Finally, the Company offers educational and training opportunities that build positive spending and money-management habits, a necessity for long-term financial success.

     The Chequemate Financial Manager (CFM) program takes the Fastrak System a step further by offering a debt restructuring and an accelerated repayment program. When combined with Fastrak, CFM represents a means to not only get out of debt (in less than 10 years in most cases, including a mortgage), but to stay out of debt permanently. The CFM program provides simple, but powerful tools to assist individuals and families in achieving freedom from debt, establishment of financial goals, control of financial resources, and realization of financial freedom.

Data Control, Inc. (DCI), the 51% owned subsidiary of the Company, performs all computer processing required by the Company for its family and business finance products, Chequemate Financial Manager, and tax record keeping systems.

Chequemate Tele-Services Inc., a fifty-one percent (51%) owned subsidiary of the Company, provides automated telephone processing of Visa and MasterCard credit card purchases through its TelechargeTM system. With no equipment or software requirements and 24-hour toll free access for the end user, Telecharge is specifically designed to facilitate payments to small and home-based businesses, network marketers and sales personnel.

Families in Focus, a wholly owned subsidiary of the Company, markets a program of self guided activities that enrich and strengthen family life in seven key areas. Families choose activities specifically designed to strengthen their ties in the seven areas from the "Families in Focus" manual, a United Nation's endorsed publication. Through music and instruction in basic social skills and money management concepts (part of the seven key areas), Elementary and Junior High School students and their parents are brought together in a stimulating activity where the parents are introduced to the Chequemate Family program. The Families in Focus program has been tested and refined over twenty-two years of practical use.

Communications

Satellites and computers are more and more becoming the foundation for communications, and the Company is capitalizing on a number of opportunities presented in the industry.

In a joint venture with HoliCow, Inc., the Company designs and develops interactive Internet web sites for financial advisors. This venture, Web Dynamics, provides a web presence that changes content each time the site is accessed. This turnkey web presence includes helpful tips to make life easier, weekly articles on financial topics and a series of financial calculators, enabling the financial advisor to maintain constant communication with customers.


The Company uses the latest in communication technologies to offer continuing financial education and support to participants and distributors of the Fastrak and CFM systems. Through a Satellite network, the Company regularly broadcasts programs dealing with in-depth financial matters that arm its viewers with the knowledge and information necessary to get the most out of a growing network of financial offerings.

Through AC&T (Automated Compliance & Training) Direct, a wholly owned subsidiary , the Company uses innovative computer teaching technology to provide instruction on such constantly changing issues as sexual harassment and Occupational Safety and Health Administration (OSHA) requirements. AC&T Directs' instructional software packages not only train employees on these issues (information is updated as related laws change), but also document compliance with training requirements, providing a solid defense against the growing number of lawsuits stemming from on-the-job injuries.


Entertainment

In April of 1997, CMI established Chequemate Third Dimension, Inc. (CTD), a wholly owned subsidiary dedicated to the commercialization of breakthrough technologies in the entertainment industry. Advanced Technology Group, LLC is the developer of state-of-the-art 3-D television, which is currently being manufactured and marketed by CTD. CTD has acquired the exclusive worldwide license to this 3-D technology.

This revolutionary new system, called Realeyes 3D, is used to show 3-D images on any television. The system is capable of displaying pre-processed stereoscopic imagery, or converting two-dimensional media into three-dimensional images in real time. Realeyes 3D accepts NTSC or PAL compatible signals from network broadcasts, video game consoles, satellite transmissions, cable decoders, VCR's, or any video component. After receiving a composite RCA or S-VHS video input from a signal source, Realeyes 3D digitally processes the images and displays them in real-time on any standard television. Now, any television set can transform images from a flat 2-D screen into true 3-D images.


Distribution Methods

Finance

The CFM program is distributed through a network of CMI independent representatives. Currently, CMI representatives are located in 19 States ranging from Hawaii to Florida, and number more than 275. CMI has also established a network of Regional and Center Managers across the United States. The current number of established Regions is 19, with over 75 Centers.


Regional and Center Managers and Independent Representatives are made up of local financial professionals or individuals looking for an opportunity to provide the best financial management systems available to the market today. These individuals are committed to changing the financial course of their clients from indebtedness to financial prosperity.

CMI continues to operate under a written agreement with Safeguard Business Systems, Inc. in which CMI has adapted Safeguard's one-write Check Writing System into a vehicle to deliver the CashFlow PLUS system to small businesses. Safeguard is the leading provider of one-write check systems in North America, and the Safeguard one-write systems are now being provided through over 800 distributors across the United States, Canada and abroad. CMI is presently interfacing with selected Safeguard Distributors.

There are two main sources of distribution for the Telecharge program. The first distribution method is through direct marketing companies and small and home based business associations. There are over thirteen direct marketing companies offering the Telecharge program to suppliers and distributors of their products. The Company is the primary credit card acceptance provider for this market. This status is a result of aggressive positioning by the Company through industry association memberships, cooperative vendor relationships, direct mail campaigns, and telephone solicitations. In September 1996, the Company became a supplier member of the Direct Selling Association (DSA). Attendance at the annual convention of the DSA resulted in contact with over thirty-five (35) representatives of new direct marketing companies.

In April of 1997, the Company became a registered agent of Cardservice International, Inc. (CSI). Through this relationship, CSI has agreed to allow their two thousand (2,000) representatives to market and sell the Telecharge program. CSI is one of the largest processors of credit card transactions in the United States. Initial marketing of the Telecharge program is beginning i n July of 1997. Initial response of the CSI representatives has been extremely positive.

The Families in Focus program is marketed through a non-profit organization called "Families in Focus". Through a musical presentation, elementary aged children and their parents are taught the seven basic keys to family success. The Families in Focus manual is also sold to various organizations interested in strengthening family relations and family communication.


Communications

Distribution of the Web Dynamics program is beginning in July of 1997 at the National Convention of Financial Planners in Pennsylvania. Over one thousand (1,000) representatives of national and local financial planning institutions will be present at the convention. Those attending the convention represent 136,000 financial planners nationwide. CMI will use in house sales representatives to call on the leads generated from the conference.


Also, two financial planning firms located in Northern California are currently representing the Web Dynamics and CFM programs to their base of over 3,000 independent financial planners. These firms represent clients such as the California State Small Business Association, the California State Police Association, and various railroad companies located in the Western United States.

The OSHA compliance software package ("Safety & Health Plus") along with the preventing sexual harassment training software program ("Conduct") are marketed through AC&T Direct, a wholly owned subsidiary of the Company. AC&T Direct was incorporated January 1995 and assumed the operations and marketing of both software product lines. AC&T Direct is working with several national associations for marketing the two products to Medical, Dental, Mortuaries and Industrial users. The products are also marketed through trade associations, government agencies and directly to businesses.

AC&T Direct continues to develop and market its product under a patent license from Harding and Harris Behavioral Research Inc. The patented process provides for a method of automated indexing of OSHA compliance software as developed by the Company. The preferred embodiments of the patent are disclosed in the United States patent application designated as file #501,011 and filed September 9, 1992 in the United States patent office as serial #4,611,289.


Entertainment

Distribution of the initial units of the Realeyes 3D product began July 10, 1997 with an initial shipment of four hundred units. Approximately 2,100 units are projected for manufacturing and shipping in the following week, with weekly production runs of 2,500 projected to commence July 21, 1997. Initial orders of the Realeyes 3D product stand at approximately 2,500 units. The Company will send out an order form mailing to over 13,000 customers who have responded to the Realeyes product and are waiting for shipping to begin.

Future distribution of this product will be through conventional retail and wholesale outlets in the United States, Canada and Asia. A distribution agreement with Telemedia Latinoamericana S.A. for South America has been formalized and will include distribution throughout all of South America and much of Central America.

Another distribution Agreement has been signed for Russia with Russia California Associates. Other Agreements are under negotiation in Europe and Asia. Inquires have been received by the Company from several direct marketing companies. Currently, the Company has not formalized plans to market through direct marketing outlets.




Status of Publicly Announced Products or Service

AC&T Direct has released the full Beta test of the windows version of the Safety and Health plus product. Beta tests of the product will be used in various associations that the AC&T Directs services throughout the country.

Publication of the book called "The Four Laws of Debt Free Prosperity" has continued throughout fiscal year 1997 and through the beginning of fiscal year 1998. The book is now being published in paper back, and is the center of a weekly radio show called "Principles with Promise" which airs nationwide on Sunday mornings from 9:00 am to 10:00 am MST. Mark VanWagoner hosts the show.

Sales of the book for the first year of publication have exceeded the expectations of the Company and can be found in many bookstore chains across the country and into Canada. The Company is currently negotiating the rights for a foreign publisher on the rights to a Spanish version of the book.


Competition

Finance

CMI has spent four years developing a finance system of individual and small business services. The Company feels after years of research and development there is no other company or system that provides the broad range of financial services offered by CMI. There are computer based software packages that will provide an after point of purchase or month end reconciliation, but none applies the point of purchase principles of financial management, behavioral change and discipline created by CMI's Fastrak system.

Communications

The computer software which AC&T Direct markets is part of an industry characterized by rapid growth and intense competition. While pricing is still the principal method of competition, service and quality are important ancillary competitive considerations.

At present, the financial professional market segment is rapidly moving toward creating an Internet presence and increasing communication with clients via the Internet. Up to this point in time, the source of obtaining an internet presence has been through standard internet presence providers, providing a general, static web page; which market is highly competitive. Conversely, the Web Dynamics product approaches the broad opportunity in the financial community with a very focused and unique approach to providing an Internet presence. This direction centers in on the specific needs of the financial related market. Web Dynamics will provide the financial professional with a site that dynamically changes, offers the utmost in professional image and provides client focused tools and information all while providing the professional with the capability of customizing key areas of the site right at their fingertips. The Company has not seen any competitive product offering to the financial professional marketplace.


Entertainmen

At present, the Company has not found a similar technology in the marketplace or ready to be manufactured. Other companies are developing 3D technologies that are cost prohibitive and not mass marketable. Management of the Company has visited and viewed 3D technologies of Sony, Sanyo, Sharp and Phillips, and have not found 3D technology that can compete against Realeyes 3D in the following four categories:

	1)	Eye dominance:	The Realeyes product allows viewers to adjust
        their pair of glasses based on eye dominance. Eye dominance capability allows the viewer to see 3D images without side effects such as eyestrain or headaches. The Realeyes product is the only developed or marketable product that incorporates eye dominance technology.

        2) Depth Adjustment: The Realeyes product allows the viewers to adjust the level of depth they see on the television set. The 3D products being developed do not allow any adjustment of the depth of the picture. This makes it extremely difficult for multiple viewers to find a comfortable amount of depth.

	3)	Compatibility:	Currently developed 3D technologies require a
        special system or television set. The Realeyes 3D product is compatible with any television set, and can be viewed with the NTSC and PAL broadcasting signals.

	4)	Cost:	Current 3D systems developed and ready for manufacturing
        are cost prohibitive for a mass market. These systems cost two to three times more expensive then the Realeyes 3D product.

The Realeyes product is currently without competition. The product is currently being manufactured and shipped. This gives the Company first mover advantages in market penetration and name recognition. Mass marketing of the product will begin in August of 1997.


Patents and Trademarks

In connection with its business operations, the Company will depend upon certain patents, trademarks, or licenses with respect to the conduct of its business.
At present, AC&T Direct has licensed a patent for indexing information from Harding and Harris Behavioral Research, Inc, and CMI has patented the three digit code and design elements of its CFM programs. The Company has filed trademark applications with the U.S. Patent & Trademark Office as follows:



ITEM:                                   REGISTRATION DATE:

Automated Compliance &
Training with Design                    September 26, 1995

Chequemate                              August 15, 1995

Chequemate International with Design    August 22, 1995

Chequemate International                August 29, 1995

Provisional Patent on                   May, 1997
Licensed intellectuals property
on Realeyes product

Taxtutor                                May 25, 1993

CASHFLOW Plus                           September 1, 1995

Lighthouse Design                       September 29, 1995

Safety and Health Plus and Design       September 29, 1995

Conduct Preventing Sexual Harassment    September 29, 1995


Employees

As of June 30, 1997, the Company and its subsidiaries had 20 full time employees
 .


Description of Property

The Company occupies leased office space at 57 West 200 South, Suite 350, 301 & 302, Salt Lake City, Utah. The Company offices comprise of 7,921 square feet a and are leased at a monthly base rental of $8,479. The Company also occupies space for its fulfillment division at 545 West 500 South, Suite 140 Bountiful, Utah. The office space is 3,879 square feet, and is leased at a monthly base rental of $2,223. The Company also occupies space for its Teleservices subsidiary at 10300 North Central Express Way Suite 170, Dallas, Texas. The office space is 7,844 square feet, and is leased at a monthly base rental of $7,844. The Company also occupies space for Chequemate Third Dimension, Inc. at 459 West 9160 South Sandy, Utah. The office space is a shared space with the Company's rentable square feet at 791 at a price of $1,800 per month.


Legal Proceedings

The Company is not a party to any pending legal proceeding. To the knowledge of the Company, no director, officer or affiliate of the Company, or owner of record or beneficial owner of the voting securities of the Company, or any security holder of the Company, is engaged in any proceeding which is adverse to the Company.





SECURITIES OF THE COMPANY, MARKET INFORMATION AND DIVIDENDS



The stock of the Company is traded on the OTC Bulletin Board (OTCBB) of the NASD Stock Market, Inc. The OTCBB symbol for the Company is CQMT. As of June 30, 1997, there were approximately 771 shareholders of record of the Company. As of June 30, 1997, the Company had issued and outstanding shares, and paid subscriptions for shares, in an aggregate amount of 14,666,851. Actual trading volume of the stock of the Company in the most recent fiscal year has increased over previous years. Non-U.S. investors hold a material portion of the stock of the Company. The stock of the Company, as of July 11, 1997, was quoted at $6.00 bid and $6.25 ask.

During fiscal year 1994, the Company became listed in the Moody's OTC Industrial Manual and in the Moody's OTC Unlisted Manual. These listings enable the stock of the Company to be traded in a significant number of jurisdictions in the United States. The Company is continuing to file quarterly and annual reports with the United States Securities and Exchange Commission in order to comply with commission regulations and to make available current public information regarding the Company.

The NASD Stock Market, Inc provided the fiscal year 1997 quotations for the Company's stock. The referenced quotations reflect inter-dealer prices without dealer retail mark-up, markdown or commissions and may not represent actual transactions.





	Price Range of Common Stock

Fiscal Year                             High Bid Price   Low Bid Price
1996 - 1st Quarter (4/95-6/95)          7.50              6.625
1996 - 2nd Quarter (7/95-9/95)          7.50              7.00
1996 - 3rd Quarter (10/95-12/95)        7.00              6.25
1996 - 4th Quarter (1/96-3/96)          7.75              6.00
1997 - 1st Quarter  (4/96 - 6/96)       7.25              6.625
1997 - 2nd Quarter  (7/96 - 9/96)       7.00              6.25
1997 - 3rd Quarter  (10/96 - 12/96)     7.00              5.75
1997 - 4th Quarter  (1/97 - 3/97)       6.25              3.50

The Company has paid no dividends on common stock during its two most recent fiscal years, and has no present intention to pay dividends in fiscal year 1997.





SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT




The table on the following page sets forth certain information as of June 30, 1997 with respect to each person who owns of record, or is known to the Company to beneficially own, more than 5% of the outstanding shares of Voting Common Stock, and the beneficial ownership of such securities by each officer and director who owns any stock, and by all officers and directors as a group. The original directors and officers of the Company, whose aggregate share holdings are now less than three percent of the total shares outstanding, may be deemed to have been promoters of the Company.













Name and Address of Beneficial     Amount and Nature  Percent of currently
                                   of ownership of    issued and Subscribed
Owner                              Voting Stock       Common Stock



Blaine Harris                      2,595,371*2          17.7%
57 West 200 South Suite 350        Direct Ownership
Salt Lake City, Utah 84101

Robert Warfield                    1,000,000
10481 Golf Course Road             Direct Ownership     6.8%
Ocean City, MD 21842

Don Christensen                    816,617              5.6%
10225 Kensington Parkway Apt. 616  Direct Ownership
Kensington, MD 20895

Harold P. Glick                    528,962
10706 Piney Island Drive           Direct Ownership     3.6%
Bishopville, MD 21842

Chuck Coonradt                     11,000*2             *3
3797 W. Blacksmith Road            Direct Ownership
Park City, Utah 84060

Ken Redding                        28,000*2             *3
57 West 200 South Suite 350        Direct Ownership
Salt Lake City, Utah 84101

Lavar Butler                       35,000*2             *3
57 West 200 South Suite 350        Direct Ownership
Salt Lake City, Utah 84101

Greg L. Popp                       14,000*2             *3
57 West 200 South Suite 350        Direct Ownership
Salt Lake City, Utah 84101

Kent Summers                       8,000*2              *3
57 West 200 South Suite 350        Direct Ownership
Salt Lake City, Utah 84101

Officers and Directs as a group    4,220,333            28.8%
(8 persons)

The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.




MANAGEMENT'S DISCUSSION AND ANALYSIS



General

For more detailed financial information, please refer to the Audited Financial Statements for the periods of March 31, 1997 and 1996. A copy of these Financial Statements is attached to this Proxy Statement beginning at page 27.

The Company and its subsidiaries have faced a variety of challenges during fiscal 1997, including congressional and federal budget reforms, marketing opportunities, and product enhancements. The Company has continued to research various marketing strategies to market its products and how to effectively implement the information gained from its pilot programs.

As a result of the pilot and the test marketing programs of several marketing strategies, the Company has refined its approach to their main markets of Small Businesses and Independent Contractors.

The Company discovered a need for small business owners and independent contractors to accept credit cards to compete with more established retail and wholesale outlets. In order to meet the needs of the market, CMI purchased QPD and the rights to the Telecharge program. The Telecharge program allows small businesses and independent contractors easy access to credit card processing without meeting stringent and overburdensome restrictions and regulations. As a result of a strong focus on customer satisfaction, QPD has maintained an industry low one third of one percent as a charge back rate.

The purchase of QPD and the Telecharge product brought new clients, associations and direct marketing companies as customers. As a result of the purchase, it became necessary for the Company to contract with an outside processor to provide the backend processing for the Telecharge program. In April 1997, CMI became a registered agent of Cardservice International, Inc. a partner of First Data Corporation. The transfer over to Cardservice has now taken place and the Telecharge program is gaining acceptance in new markets previously unavailable. The current financial statements of the Company reflect the purchase price and operating expenses associated with QPD and Telecharge.

In order to provide additional products and services to independent financial advisors, the Company expanded their debt eliminator program to include their money management system, debt restructuring and a bill paying system. This new program, called the Chequemate Financial Manager, created a unique combination of products to eliminate a client's debt, manage income and expenses and increase savings. For the fourth quarter of fiscal 1997 and the first quarter of fiscal 1998, the Company has invested capital in the development of the CFM program. During the first quarter of fiscal 1998, the Company began to market the CFM program through a network of independent representatives and agents of the Company.

The Company has also developed the Web Dynamics product to provide the financial advisor with a tool that will enable the participating financial advisor an interactive resource to enhance financial analysis, client recruitment, product advertising and event planning and advertising. This product required initial capital from the Company for hardware components and software programs to develop the interactive capabilities and rapid expansion.

During the fourth quarter of fiscal 1997, the Company was presented an opportunity to purchase the Realeyes 3D product. The developers of the technology had perfected a prototype unit, but were unable to fund further development and manufacturing of the product. CMI was positioned to provide capital to fund the purchase and initial manufacturing of the product. The Company raised $3,000,000 to fund initial production of the units and issued restricted stock to the members of the ATG, LLC for the license of the intellectual property and worldwide rights to manufacture and market the Realeyes 3D product and other related technologies.

Liquidity and Capital Resources

The audited financial statements reflect the consolidated financial position of the Company and its subsidiary entities. March 31, 1996, totals have also been consolidated. As of March 31, 1997, the Company had current assets of $398,409 with current liabilities of $703,670. This represents negative working capital of $305,261. At March 31, 1996, current assets were $175,767 with current liabilities of $243,929 which represented negative working capital of $68,162.

The change in working capital results in a ratio of current assets to current liabilities, as of March 31, 1997, of .57 as compared to .72 on March 31, 1996. This change is primarily due to the acquisition of QPD. The amount of installment payments credited to current liabilities in the twelve-month period ending March 31, 1998 is $300,000.

At March 31, 1997, long term liabilities were $145,639 compared to $182,301 at March 31, 1996, a reduction of $36,662. This reduction was accomplished by payments toward the CEDO loan and decreasing the long term related party note. Also, the Company was able to fund operations without incurring additional long-term debt.

At March 31, 1997, the Stockholders' equity was $437,451 versus $120,173 at March 31, 1996. This represents an improvement of $317,278 over fiscal year 1996.

The sale of stock to offshore entities continues to be an important source of capital funding for the Company. As previously reported in form S8, the Company has sold additional shares to offshore entities to raise capital for the continued operations of the Company and the acquisitions of QPD and ATG. It is anticipated the Company will continue to draw on this source of funding for initial stocking of inventory of the Realeyes product for the second quarter of fiscal 1998.


Results of Operations

For the fiscal year 1997, total gross revenue of the Company was $776,963 compared to $382,137 for the previous fiscal year; an increase in gross revenue of $394,826. Total expenses for fiscal year 1997 decreased by $56,960 compared to fiscal year 1996. The combination of increased revenue and decreased expenses resulted in a reduction of net loss from $1,879,015 in fiscal year 1996 to $1,502,573 in fiscal year 1997.

The loss for the twelve-month period ended March 31, 1997 is mainly attributed to the purchase of QPD and the development and test marketing costs of the CFM program. Also, associated costs for the development of the Web Dynamics product were incurred during the fourth quarter of fiscal 1997. These expense were one time expenses and the Company was able to fund these capital expenditures without assuming short or long term debt.





CERTAIN TRANSACTIONS



In calendar year 1992, the limited liability company ( the "LLC") of John C. Wilkinson, a former director of the Company, received a CEDO grant for the development of the Compliance Software. Of this amount, the LLC loaned $120,000 to the Company. In fiscal year 1993, the Company borrowed $30,000 from WAC Research, Inc. (WAC). Donald M. Wood, then a member of the board of directors of the Company, was an officer, director and shareholder of WAC. The $30,000 loan from WAC was paid in May of 1993. In a restructuring of the financial obligations of the Company, the Company paid $200,000 of expenses for the LLC of Mr. Wilkinson, satisfying the $120,000 loan to the Company by the LLC and resulting in a net payable of the LLC to the Company of $78,890 as of the end of fiscal year 1993. As of April, 1993, the Company loaned to the LLC an additional $30,043. The LLC and John Wilkinson executed a promissory note reflecting the foregoing transactions, resulting in an obligation of the LLC and John Wilkinson to the Company, at that time, in the total amount of $108,933. This note was an unsecured demand note bearing interest at the rate of 10%.
On April 29, 1993, the LLC was dissolved. Pursuant to such dissolution, all assets and liabilities of the LLC were dissolved. Pursuant to such dissolution, all assets and liabilities of the LLC were distributed to the members of the LLC. Therefore, the promissory note was considered to be the obligation of Mr. Wilkinson. As of October 30, 1994, other advances had been made pursuant to the transaction and the principal balance of such loan was $151,202. This amount was canceled in exchange for Mr. Wilkinson's return of his 290,000 shares of the stock of the Company at the time of the CMI acquisition.

Pursuant to the authorization of the board of directors in their December 31, 1992 directors' meeting, the Company issued 2,000,000 shares of Non-Voting Common Stock of the Company. These shares reflected certain rights of conversion to Voting Commons Stock. Subsequently, 1,000,000 of the Non-Voting Common Stock shares were canceled. Of the remaining shares, 500,000 were issued to John C. Wilkinson, an officer and director of the Company and 500,000 were issued to WAC Research, Inc., a Utah corporation. Donald M. Wood, the former Chairman of the board of directors of the Company, was an officer, director and shareholder of WAC and is deemed to be a beneficial owner of such shares. Mr. Wilkinson and WAC executed Non-Voting Stock Shareholder's Agreements principally relating to the conversion rights of the stock. These transactions were effective as of January 8, 1993. The non-voting shares were issued as consideration for certain management, marketing and consulting services rendered by the shareholders. On March 31, 1993, the board of directors of the Company authorized the conversion of such stock to Voting Common Stock. In conjunction with the CMI acquisition, Mr. Wood, Mr. Wilkinson, and their transferees returned a total of 1,820,425 shares of stock to the Company for cancellation.

During fiscal year 1995, Mr. Hal Glick, Bob Warfield and Oxford International Management Inc., three principal shareholders of the Company including two directors, loaned $273,140 to the Company. On March 29, 1996, these loans plus accrued interest were exchanged for 87,783 shares of restricted common stock of the Company. The exchange price for these shares was $3.50 per share.

Prior to March 31, 1994, Blaine Harris, CEO of the Company and president of its wholly owned subsidiary Chequemate International, Inc., loaned $215,000 to CMI. During fiscal year 1995, this loan was paid down to $93,000. Subsequently, Mr. Harris loaned an additional $200,000 to the Company. This loan was paid in full in September 1995. The balance of $93,000, owing on the first loan referred to in this paragraph, bears interest at 12% and matures December 31, 1998.

Blaine Harris, CEO and Chairman of the board and a principal shareholder of the Company, and Don Christensen, a Director of Chequemate International, Inc. and shareholder of the Company, have an agreement with the Company to receive a monthly fee based upon a certain client base of Chequemate International. During fiscal year 1996, their compensation under this agreement was less than $1,000.





SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING



Shareholders' proposals intended to be presented at the 1998 Annual Meeting must be received by the Company no later than February 28, 1998, for inclusion in the Company's proxy statement and form of proxy for that meeting.




ADDITIONAL INFORMATION



The Form 10-KSB for the fiscal year ending March 31, 1997, including the Consolidated Financial Statements and schedules thereto, are incorporated by reference into this Proxy Statement. A copy of any of the above mentioned documents is available without charge to Shareholders upon written request to the Secretary of the Company at the offices indicated on the first page of this Proxy Statement.

THE STATEMENTS IN THIS PROXY STATEMENT AND ACCOMPANYING MATERIALS ARE FOR THE INFORMATION OF SHAREHOLDERS OF AC&T, INC. THIS PROXY STTEMENT AND ACCOMPANYING MATERIALS ARE NEITHER AN OFFER TO SELL NOR A SOLICITATION OR OFFER TO BUY ANY SECURITITES. NO ONE SHOULD BUY OR SELL ANY SECURITY BY REASN OF ANY STATEMENT, OR ANY ACCOMPANYING MATERIALS.

DATED this          day of July, 1997.

By Order of the Directors:



/s/Blaine Harris
Blaine Harris, CEO and Chairman


Proxystatement 1997















	CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)

	Consolidated Financial Statements

	March 31, 1997 and 1996







	C O N T E N T S


Independent Auditors' Report 	 3

Consolidated Balance Sheets 	 4

Consolidated Statements of Operations 	 6

Consolidated Statements of Stockholders' Equity (Deficit) 	 7

Consolidated Statements of Cash Flows 	 9

Notes to Consolidated Financial Statements 	 11







	INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Chequemate International, Inc.
(Formerly Automated Compliance & Training, Inc.)
Salt Lake City, Utah


We have audited the accompanying consolidated balance sheets of Chequemate International, Inc. (formerly Automated Compliance & Training, Inc.), a Utah Corporation, as of March 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended March 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chequemate International, Inc. (formerly Automated Compliance & Training, Inc.) as of March 31, 1997 and 1996, and the results of their consolidated operations and their consolidated cash flows for the years ended March 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.




Jones, Jensen & Company
June 14, 1997

	CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Consolidated Balance Sheets


	ASSETS

                                                       March 31,
                                               1997                     1996

CURRENT ASSETS

  Cash                                  $       165,536         $       30,380
  Accounts receivable -                          38,852                 54,862
  net of allowances of $7,520 and $8,085
  in 1997 and 1996, respectively
  Inventory (Note 2)                            185,518                 83,881
  Prepaid expenses                                8,503                  6,644

     Total Current Assets                       398,409                 175,767

PROPERTY AND EQUIPMENT (Note 3)                 454,174                 93,533

OTHER ASSETS

  Organization costs and product rights(Note 1) 415,610                 254,294
  Note receivable                                 7,514                   8,894
  Refundable deposits                             8,053                  10,915
  Investments                                     3,000                   3,000

     Total Other Assets                         434,177                 277,103

     TOTAL ASSETS                       $     1,286,760         $       546,403

 	CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Consolidated Balance Sheets


	LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                March 31,
                                                        1997            1996

CURRENT LIABILITIES

  Accounts payable                              $    174,865         $  100,240
  Related party accounts payable (Note 16)            19,413              -
  Short term debt (Note 15)                          300,000              -
  Accrued expenses                                   103,552             22,495
  Income tax payable (Note 1)                            400                  -
  Accrued interest - related party (Note 5)           65,903             72,903
  Current portion related party (Note 5)                   -                  -
  Current portion long-term debt (Note 6)             33,533             30,963
  Current portion capital lease (Note 7)               6,004             15,370
  Current portion office lease obligation                  -              1,958

     Total Current Liabilities                       703,670            243,929

LONG-TERM LIABILITIES

  Long-term related party notes payable (Note 5)      90,000             93,000
  Long-term debt (Note 6)                             46,834             80,574
  Capital lease obligations (Note 7)                   8,805              8,727

     Total Liabilities                               849,309            426,230

STOCKHOLDERS' EQUITY (DEFICIT)

  Common stock, $.0001 par value, 500,000,000 shares
   authorized, 13,117,841 and 12,666,053 shares outstanding
   at 1997 and 1996, respectively                      1,312              1,267
  Minority interest                                  100,000                  -
  Subscribed stock (Note 4)                          270,000            100,000
  Capital in excess of par                         7,235,501          5,685,695
  Accumulated deficit                             (7,169,362)        (5,666,786)

     Total Stockholders' Equity (Deficit)            437,451            120,173

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $  1,286,760      $     546,403

	CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Consolidated Statements of Operations


                                        For the Years Ended March 31,
                                        1997            1996              1995

REVENUES

  Sales - products              $       776,963    $    382,137      $  407,622

COST OF SALES

  Product, supplies and materials       291,072         167,566          155,381

GROSS PROFIT                            485,891         214,571          252,241
EXPENSES

 Bad debts                               6,465           5,627              439
 Selling expenses                      630,207         539,123          454,824
 Software development                        -               -          120,711
 General and administrative          1,338,066       1,486,948        1,354,984

    Total Expenses                   1,974,738       2,031,698        1,930,958

OPERATING (LOSS)                    (1,488,847)     (1,817,127)      (1,678,717)

OTHER INCOME (EXPENSE)

 Interest income                         7,018               -            2,585
 Interest expense                      (20,344)        (61,588)         (65,097)
 Loss on sale of equipment                   -               -           (8,373)

    Total Other Income (Expense)       (13,326)        (61,588)         (70,885)

(LOSS) BEFORE INCOME TAXES          (1,502,173)     (1,878,715)      (1,749,602)

INCOME TAX PROVISION                       400             300              369

NET INCOME (LOSS)       $           (1,502,573)   $ (1,879,015)  $   (1,749,971)

EARNINGS (LOSS) PER SHARE      $         (0.12)   $      (0.15)  $        (0.25)

AVERAGE NUMBER OF
SHARES OUTSTANDING                  12,891,947      12,208,526        7,110,732


           	CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Consolidated Statements of Stockholders' Equity (Deficit)
	For the Years Ended March 31, 1997, 1996 and 1995


                                     Free                          Total Capital
                       Restricted    Trading    Shares     Common   in Excess
                       Shares        Shares     Issued     Stock    of Par

Balance, March 31, 1994  2,632,400    1,817,100  4,450,100  $  445   $1,667,455

Expenses of related party
 paid by the Company         -            -          -       -           -
Shares acquired from
 related party receivable        -     (290,000)  (290,000)    (29)      -
Shares acquired for cash
  and cancelled            (10,000)    (200,000)  (210,000)    (21)    (30,979)
Shares acquired before
 business combination     (510,000)    (810,425)(1,320,425)   (132)      -
Shares issued in business
  combination            8,744,025            -  8,744,025     874     402,135
Shares issued through
  stock offering                -       355,000    355,000      36     509,934
Shares issued for company       -        10,000     10,000       1       -
Shares becoming free trading(2,074,500)2,074,500         -       -             -
Subscribed stock                -             -          -       -       -
Net loss                        -             -          -       -       -

Balance, March 31, 1995  8,781,925    2,956,775 11,738,700   1,174   2,548,545

Shares becoming free trading(47,000)     47,000          -       -       -
Shares issued through stock
 offering                  833,570            -    833,570      83   2,599,917
Shares issued in exchange for
 services                    6,000            -      6,000       1      29,999
Subscribed stock                 -            -          -       -       -
Shares issued for debt      87,783            -     87,783       9     307,234
250,000 shares donated to the
 Company and reissued            -            -          -       -     200,000
Net loss                         -            -          -       -       -

Balance, March 31,1996   9,662,278    3,003,775 12,666,053   1,267   5,685,695

Shares becoming free trading(682,590)   682,590
Minority interest                -            -          -       -       -
Shares issued through
stock offering               450,788          -    450,788      44   1,546,307
Shares issued for services     1,000          -      1,000       1       3,499
Subscribed stock                   -          -          -       -       -
Net loss                           -          -          -       -       -

Balance, March 31, 1997    9,431,476  3,686,365 13,117,841  $1,312  $7,235,501

	CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Consolidated Statements of Stockholders' Equity (Deficit) (Continued) For the Years Ended March 31, 1997, 1996 and 1995

                        Related
                        Party                                      Total
                        Stockholders'  Accum   Subscribed Minority
                        Receivable     Deficit Stock      Interest Equity

Balance, March 31, 1994 $ (91,690) $(1,886,762)$       -  $      - $(310,552)

Expenses of related party
 paid by the Company      (59,512)           -         -         -   (59,512)
Shares acquired from related
 party receivable         151,202     (151,173)        -         -      -
Shares acquired for cash
 and cancelled                  -            -         -         -   (31,000)
Shares acquired before
 business combination           -          132         -         -      -
Shares issued in business
 combination                    -            -         -         -   403,009
Shares issued through
 stock offering                 -            -         -         -   509,970
Shares issued for company       -            -         -         -         1
Shares becoming free trading
Subscribed stock                -            -   850,000         -   850,000
Net loss                        -   (1,749,971)        -         -(1,749,971)

Balance, March 31, 1995         -   (3,787,774)  850,000         -  (388,055)

Shares becoming free trading    -            -         -         -      -
Shares issued through stock
 offering                       -            -  (850,000)        - 1,750,000
Shares issued in exchange
 for services                   -            -         -         -    30,000
Subscribed stock                -            -   100,000         -   100,000
Shares issued for debt          -            -         -         -   307,243
250,000 shares donated to
 the Company and reissued       -            -         -         -   200,000
Net loss                        -   (1,879,015)        -         -(1,879,015)

Balance, March 31, 1996         -   (5,666,789)  100,000         -   120,173

Shares becoming free trade      -            -         -         -      -
Minority interest               -            -         -   100,000   100,000
Shares issued through
 stock offering                 -            -  (100,000)        - 1,446,351
Shares issued for services      -            -         -         -     3,500
Subscribed stock                -            -   270,000         -   270,000
Net loss                        -   (1,502,573)        -         -(1,502,573)

Balance, March 31, 1997 $       - $ (7,169,362)$ 270,000 $ 100,000 $ 437,451

	CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Consolidated Statements of Cash Flows


                                              For the Years Ended March 31,
                                              1997         1996            1995
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income (loss)                      $(1,502,573) $(1,879,015)  $(1,749,971)
  Adjustments to reconcile net income (loss) to
   net cash used by operating activities:
   Amortization                               62,183       78,496         4,142
   Depreciation                               41,549       31,887        18,787
   Bad debt expense                            4,602        4,646           439
   Non-cash expense                                -       47,327        44,354
 (Increase) decrease in:
   Accounts receivable                         9,546       (7,466)       46,148
   Prepaid expenses                           (1,859)      (6,644)         -
   Inventory                                (101,637)      39,191        12,958
   Note receivable                                 -       (8,894)         -
   Deposits                                    2,862        1,065          -
  Increase (decrease) in:
   Accounts payable                           94,038      (61,411)       23,377
   Accrued interest payable                   (7,000)       3,421        69,482
   Accrued expenses                           81,056      (15,646)       11,006
   Income taxes payable                          400            -           200

     NET CASH PROVIDED (USED)
       BY OPERATING ACTIVITIES            (1,316,833)   (1,773,043)  (1,519,078)

CASH FLOWS FROM INVESTING ACTIVITIES

  Proceeds from sale of fixed assets               -              -       4,343
  Purchase/development of intangibles       (222,706)             -    (148,341)
  Equipment purchases                       (101,121)       (23,076)    (29,271)
  Advances on notes receivable                     -              -     (19,616)
  Collection on notes receivable                1,380             -        -

     NET CASH PROVIDED (USED) BY
       INVESTING ACTIVITIES                  (322,447)      (23,076)   (192,885)

CASH FLOWS FROM FINANCING ACTIVITIES

  Issuance of common stock                  1,549,851     2,800,000     809,979
  Acquisition stock                                 -             -     (31,000)
  Subscribed stock                            170,000      (750,000)    850,000
  Minority interest                           100,000             -        -
  Issuance of notes payable                         -             -     312,500
  Payments made on notes payable              (45,415)     (255,720)   (212,610)

     NET CASH PROVIDED (USED) BY
       FINANCING ACTIVITIES               $ 1,774,436    $1,794,280  $1,728,869

CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Consolidated Statements of Cash Flows


							For the Years Ended March 31,
                                             1997         1996        1995

NET INCREASE (DECREASE)IN CASH        $     135,156  $  (1,839)    $  16,906
 CASH AT BEGINNING OF YEAR                   30,380     32,219        15,313

     CASH AT END OF YEAR              $     165,536  $  30,380     $  32,219

	CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Notes to Consolidated Financial Statements
	March 31, 1997 and 1996


NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company's accounting policies reflect practices of the software sales and services industries and conform to generally accepted accounting principles. Certain prior year amounts have been reclassified to be consistent with the March 31, 1997 presentation. The following policies are considered to be significant:

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries Families in Focus, Inc., AC&T Direct, AC&T and Chequemate Tele-Services, Inc. All significant intercompany accounts and transactions have been eliminated.

Revenue recognition

Revenue is recognized on an accrual basis upon deliver of the software or product. Revenue consists of software sales, license fees, and monthly service fees.

Organization and production costs

Organization and production costs have been capitalized and amortized over five years using a straight line method. The total amortization of organizational and production costs for the twelve months ended March 31, 1997 and 1996 amounted to $62,183 and $78,496, respectively.

Property and equipment

Property and equipment are stated at cost with depreciation and amortization computed on the straight line method. Property and equipment are depreciated over the following estimated useful lives:

	Years
Office equipment		5
Office furniture		5-7
Machinery and equipment		5
Leasehold improvements		3-5
Capital leases		3-5

 Intangible assets
                                                													Net Book Value
                        Term          Cost  Amortization     1997       1996
 Product rights         5 years  $ 105,500   $  17,359   $  88,141  $ 95,708
 Goodwill               15 years    97,406         541      96,865         -
 Trademark              15 years    50,000         278      49,722         -
 Client list            15 years    50,000         278      49,722         -
 Training video         5 years    260,007     131,283     128,724   152,895
 Organization cost      5 years     17,261      14,825       2,436     5,691

                                  $580,174   $ 164,564    $415,610   $ 254,294

                      CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Notes to Consolidated Financial Statements
	March 31, 1997 and 1996


NOTE 1 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings per share

Earnings per share are calculated using a weighted average for common stock and common stock equivalents.

Cash flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and cash on deposit with banks.

Income taxes

The Company's tax basis is the same as the Company's financial statement basis. The Company has net operating loss carryforwards of approximately $7,100,000 available to offset future federal and state income tax through 2010. The Company has not recorded a tax benefit attributable to the carryforwards because realization of such benefit cannot be assured.

Computer software costs

The Company classifies the costs of planing, designing and establishing the technological feasibility of computer software product as software development costs and charges those costs to expense when incurred. Costs incurred for duplicating computer software from product masters, documentation and training materials and packaging costs are capitalized as inventory and charged to cost of sales when revenue is recognized. Costs of maintenance and customer support are charged to expense when costs are incurred.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period Actual results could differ from those estimates.

NOTE 2 -	INVENTORY

The Company inventories are stated at the lower of cost or market, using the first-in, first-out (FIFO) method.
                        March 31,                       March 31,
                        1997                            1996

Finished goods  $       185,518                  $       83,881

	CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Notes to Consolidated Financial Statements
	March 31, 1997 and 1996


NOTE 3 -	PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 1997 and 1996 are detailed in the following summary:

                                  Accumulated                Net Book Value
                         Cost     Depreciation    1997                 1996
Office furniture and
  fixtures      $       52,007   $  21,432     $  30,575  $  24,169
  Software              300,000      5,000       295,000          -
Machinery and
         equipment      177,487     59,697       117,790     45,063
Capital leases           26,877     19,853         7,024     20,378
Leasehold
 improvements           4,581          796         3,785      3,923

     Total      $       560,952  $ 106,778     $ 454,174  $  93,533

Depreciation expense is computed principally on the straight line method in amounts sufficient to write off the cost of depreciable assets over their estimated useful lives. Depreciation expense for March 31, 1997 and 1996 amounted to $41,549 and $31,887, respectively.

NOTE 4 -	STOCKHOLDERS' EQUITY (DEFICIT)

The Company is authorized to issue 500,000,000 shares of common stock, par value $.0001. Currently the Company has issued 13,117,841 shares of common stock.

During the period from April 1993 through March 1996 the Company issued 1,008,226 shares of common stock pursuant to a private placement. These shares were offered under Regulation S to non U.S. persons and can be exchanged for free trading stock within 40 days after the closing of the offering.

The Company continued the placement of Regulation S stock in the current year and issued 450,688 shares to non U.S. persons. The Company's plans are to continue placing stock through private placements to fund the growth requirements of the Company. As part of the private placement, the Company received $270,000 for the sale of 80,000 shares of common stock. The Company has accounted for the transaction as subscribed stock until the stock could be issued.


	CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Notes to Consolidated Financial Statements
	March 31, 1997 and 1996


NOTE 5 -	RELATED PARTIES

Notes payable to related parties as of March 31, 1997 and 1996 are detailed in the following summary:
                                            1997                  1996

Note payable to CEO; due in monthly
 interest installments of $930 with an
 interest rate of 12%; due December 31,
 1998; unsecured; accrued interest of
 $65,903 is due at September 15, 1997   $   90,000          $     93,000

     Total related party notes payable      90,000                93,000

     Less: current portion                       -                     -

     Long-term portion                  $   90,000          $     93,000

Maturities of the related party notes payable are as follows:

Period ending March 31,	1998			$	90,000
                        1999                                 -

Total                                           $       90,000

NOTE 6 -	LONG-TERM DEBT

Notes payable as of March 31, 1997 and 1996 are detailed in the following summary:

                                                 1997                   1996

Note payable to a company; due in monthly
installments of $3,244 which includes
 interest at 8%; due July, 1999, unsecured   $   80,367       $       111,537

     Total long-term debt                        80,367               111,537

     Less: current portion                      (33,533)              (30,963)

     Long-term portion                       $   46,834       $        80,574

	CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Notes to Consolidated Financial Statements
	March 31, 1997 and 1996


NOTE 6 -	LONG-TERM DEBT (Continued)

Maturities of long-term debt are summarized below:

Period ending March 31, 	1998			$	33,533
                                1999                            36,316
                                2000                            10,518
                                2001                            -

                                Total                   $       80,367

NOTE 7 -	LEASES

All noncancelable leases with an initial term greater than one year have been categorized as capital or operating leases in conformity with the definitions in Financial Accounting Standards Board Statement No. 13, "Accounting for Leases".

The following analysis represents property under capital lease at March 31, 1997 and 1996.

                                        1997                            1996

Equipment                        $       26,877          $       33,295
Less: accumulated depreciation          (19,853 )               (12,917 )

Net property under capital lease $        7,024          $       20,378

At March 31, 1997 the Company is liable under the terms of noncancelable leases for the following minimum lease commitments:
                                Capital                         Operating
                                Leases                          Leases
Period ended March 31,
                                1998    $       8,020                   83,186
                                1999            4,228                   82,673
                                2000            2,561                   86,799
                                2001            -                       91,137
                        later years             -                       62,737
        Total minimum lease payments            14,809
                         Less: interest          3,370
        Present value of net minimum
                        lease payment           14,809
                Less: current portion            6,004
            Capital lease obligations
                  payable long-term      $       8,805

Rental expense for the years ended March 31, 1997 and 1996 amounted to $86,094 and $90,305, respectively.

	CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Notes to Consolidated Financial Statements
	March 31, 1997 and 1996


NOTE 8 -	CASH FLOW AND NON CASH INVESTING AND FINANCING ACTIVITIES

Cash flow information
                                March 31,                       March 31,
                                1997                            1996
Interest paid		$	24,230		$	21,197

Interest received       $        2,585          $            -

Income taxes paid       $          300          $          300

Non-cash investing and financing activities

For the years ending March 31, 1997 and 1996, the Company incurred the following non-cash investing and financing activities.

                                         March 31,                   March 31,
                                        1997                         1996

Capital lease obligations incurred	$	-     		$	6,418

Issuance of stock for services rendered $       1,100           $      30,000

Conversion of debt to equity            $       -               $     307,243

NOTE 9 -	FINANCIAL INSTRUMENTS

Concentrations of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company provides credit to its customers in the normal course of business. However, the Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The company places its temporary cash investments with high quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

NOTE 10 -	RIGHTS TO SOFTWARE PRODUCT

The Company obtained all the rights associated with the sexual harassment and OSHA compliance software through assuming third party debt associated with development of the product.

	CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Notes to Consolidated Financial Statements
	March 31, 1997 and 1996


NOTE 11 -	ACQUISITIONS

On February 27, 1997, the Company established Chequemate Tele-Services, Inc.
(CTS) along with another individual and received fifty-one percent (51%) of the company. CTS then entered into an asset purchase agreement to acquire all of the assets of Quality Products Distribution, Inc. The assets consisted mainly of credit card processing software and certain intangibles.


NOTE 12 -	SUMMARY OF SELECTED FINANCIAL INFORMATION

The following is a summary of selected financial information for the years ended March 31, 1997, 1996 and 1995.
                                 1997          1996            1995

Other Financial Data:
  Working capital (deficit)  $(300,699)    $  (59,269)    $ (156,702)
  Property & equipment         454,174         93,533         95,572
  Total Assets               1,291,324        546,403        646,529
  Long-term debt               145,639        173,574        654,718
  Stockholders' equity (deficit)442,013       120,173       (387,933)
  Book value per share             .03            .01           (.04)
Other Information:
  Shares outstanding at period end 13,117,841 12,666,053  11,738,700
  Stockholders' of record (reported by
   stock transfer agent)          1,149           739            398
  Number of employees at period end  28            14             18

NOTE 13 -	COMMON STOCK OPTIONS

Effective May 17, 1995 the stockholders approved an Incentive Stock Option Plan granting to key employees options to purchase Company common stock over a ten year period, at the fair market value at time of grant. The aggregate number of common shares of the Company which may be granted under the plan is 800,000 shares. The plan expires on March 23, 2004.

	CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Notes to Consolidated Financial Statements
	March 31, 1997 and 1996


NOTE 13 -	COMMON STOCK OPTIONS (Continued)

Activity regarding stock options is summarized as follows:

				Number of Shares
                                1997                    1996
Options Granted:
     Beginning of year		154,800			103,300
     Additional granted		200,000			31,500
     End of year		354,800			154,800

Options Exercised:
     Beginning of year                -                 -
     Additional exercised           100                 -
     Expired                          -                 -
     End of year                    100                 -

Options Outstanding at End of Year    -                 -

Option prices range from $6.25 to $7.00 per share. Options price for regional directors and executive officers is $3.50 per share.

The Company granted several stock options to various individuals for service performed or for future services. The option price for the services performed was stated at $5.00 per share on 14,000 shares. The option price granted on future services was the lower of the bid price or $7.50 per share on 100,000 shares.

NOTE 14 -	SUBSEQUENT EVENTS

In May of 1997, the Company formed the wholly-owned subsidiary Chequemate Third Dimension, Inc, (CTD). CTD then entered into an agreement to acquire technology relating to certain intellectual property from Advanced Technology Group, LLC. The agreement called for CMI to contribute to CTD three million dollars within sixty (60) days of signing. In addition, the agreement requires the Company to establish a non-qualified stock option for certain members of the LLC. The non-qualified stock option plan provides various individuals the option to acquire 2,500,000 shares of stock at a grant price of $0.01 per share.

NOTE 15 -	SHORT TERM DEBT

On February 27, 1997, the Company, through its subsidiary Chequemate Tele-Services, Inc. (CTS) purchased certain intangible assets (see
Note 11 - Acquisitions). As part of the purchase, the Company is obligated to pay $300,000 through monthly installments starting in June 1997 and ending in December 1997.

	CHEQUEMATE INTERNATIONAL, INC.
	(Formerly Automated Compliance & Training, Inc.)
	Notes to Consolidated Financial Statements
	March 31, 1997 and 1996


NOTE 16 -	RELATED PARTY TRANSACTIONS

The Company owes certain officers and directors royalties from the revenue of book sales. In addition, the Company owes a major shareholder royalties on active users of the Chequemate product. The total amount owing to these individuals as of March 31, 1997 was $19,413.00.

NOTE 17 -	MARKETING DEVELOPMENT AGREEMENT

In December, the Company entered into a venture with an individual to enhance and improve its marketing capacity as well to strengthen its in-house administrative capacity. The Company has incurred monthly expenses of approximately $10,000 on this venture. The alliance between the parties indicates that the individual will earn 50% of all net profits directly generated from revenues generate specifically and exclusively by this agreement. Upon termination of this alliance the specific revenues will revert back to the individual.